Filed Pursuant to Rule 433

Registration No. 333-287060

VivoPower Receives Revised US$200 Million Enterprise Value Non-Binding Proposal from Energi Holdings For 51% Direct Acquisition of Tembo e-LV

Revised enterprise value of US$200 million for 51% of Tembo e-LV is an increase versus the US$180 million enterprise value offered for 80% of the non affiliated shares of VivoPower

Energi will support Tembo’s business combination with Cactus Acquisition Corp 1 Limited at an equity valuation of US$838 million

LONDON, May 29, 2025 (GLOBE NEWSWIRE) — VivoPower International PLC (NASDAQ: VVPR) (“VivoPower” or the “Company”) today announced it has received a revised non-binding proposal from Energi Holdings Limited (“Energi”) for a direct strategic acquisition of VivoPower’s subsidiary, Tembo e-LV B.V. (“Tembo”). This follows the announcement by VivoPower on 28 May 2025 in relation to its strategic capital raising and digital asset treasury strategy.

The revised proposal from Energi outlines an intention to acquire a 51% controlling stake in Tembo. This proposed acquisition is based on a total enterprise valuation for 100% of Tembo of US$200 million, with the equity purchase price for the 51% stake to be derived from this enterprise valuation, adjusted for Tembo’s net debt and other customary adjustments at the time of closing.

Energi has expressed its continued support for Tembo’s planned business combination with Cactus Acquisition Corp. 1 Limited (“CCTS”). Energi has indicated its preparedness to work constructively with VivoPower and Tembo to structure its investment to facilitate the successful completion of the business combination, envisioning rolling its 51% stake into the combined entity. VivoPower would continue to retain a significant shareholding in Tembo should the business combination be successfully consummated.

The Company is committed to optimizing its capital structure and delivering value to its shareholders. In line with this commitment, net proceeds received from strategic transactions, such as the potential partial sale of its interest in Tembo as contemplated by the Energi proposal, would be prioritized for uses including the retirement of debt. The VivoPower board of directors will continuously evaluate the best use of capital, including the potential return of any surplus funds thereafter to shareholders.

The revised proposal from Energi is non-binding and indicative. VivoPower is evaluating the proposal. It is subject to several conditions, including the satisfactory completion of due diligence by Energi, the negotiation and execution of mutually acceptable definitive legal documentation, approval from the VivoPower board of directors and any required VivoPower shareholder approvals.

There can be no assurance that any definitive agreement will be reached with Energi or that the proposed transaction will be consummated on the terms described, or at all. VivoPower does not intend to make any further announcements regarding this proposal unless and until it determines that further disclosure is appropriate or required.

About VivoPower International PLC

VivoPower International PLC (NASDAQ: VVPR) is undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. An award-winning global sustainable energy solutions B Corporation, VivoPower has two business units, Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

About Tembo e-LV B.V.

Tembo e-LV B.V. (“Tembo”) is a subsidiary of VivoPower. Tembo is a specialist battery-electric and off-road vehicle company that designs and delivers ruggedized light electric vehicle solutions for fleet owners across various industrial sectors, including mining, agriculture, energy utilities, defense, police, government, and humanitarian aid. Tembo’s core purpose is to provide safe and reliable electrification solutions for utility vehicle fleet owners globally.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s evaluation of the revised proposal from Energi, the potential terms and consummation of such a transaction, the Company’s strategic initiatives, including the Tembo SPAC merger and the transformation into an XRP-focused digital asset treasury, the potential use of proceeds from strategic transactions, and the potential return of surplus funds to shareholders. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission (the “SEC”) and its subsequent SEC filings, as amended or supplemented from time to time. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Shareholder Enquiries

shareholders@vivopower.com

BitGo Enters Strategic Partnership with VivoPower to Facilitate its Initial US$100 Million XRP Acquisition for Treasury Strategy

VivoPower to leverage BitGo’s best-in-class OTC trading desk and custody platform to build digital asset treasury strategy

NEW YORK, June 02, 2025 (GLOBE NEWSWIRE) — BitGo, the leading infrastructure provider of digital asset solutions, and VivoPower International PLC (Nasdaq: VVPR, “VivoPower”), a publicly traded company that recently announced transition to an XRP focused treasury and decentralized finance solutions company, today announced a strategic partnership. VivoPower, having successfully raised US$121 million, will leverage BitGo as an exclusive over-the-counter (OTC) trading desk to acquire XRP for its initial US$100 million acquisition of XRP tokens.

VivoPower will exclusively leverage BitGo for both the trading of its XRP holdings through BitGo’s 24/7/365 OTC trading desk and holding of its assets through BitGo’s best-in-class custody platform. As a result, VivoPower is expected to benefit from BitGo’s liquidity, robust execution capabilities, and secure cold storage infrastructure.

Kevin Chin, Executive Chairman and CEO of VivoPower, said: “VivoPower is committed to driving value for our shareholders by building out a leading digital asset treasury strategy—a mission we plan to accomplish through partnerships with best-in-class digital asset leaders like BitGo. BitGo’s track record, combined with its institutional-grade, secure-by-design custodial and trading infrastructure, makes them the clear choice to execute and safeguard our treasury allocation.”

Mike Belshe, CEO of BitGo, said: “VivoPower’s commitment to digital assets is a testament to the institutional momentum building around our ecosystem. We are proud to provide the comprehensive platform that companies like VivoPower need to enter the digital asset space with confidence—from seamless execution to industry-leading custody.”

The partnership underscores BitGo’s growing position not only as a trusted custodian, but also as a premier trading partner for institutions executing large block trades. BitGo’s OTC desk enables efficient access to deep, global liquidity pools and discreet execution of high-volume trades, all within a secure and compliant environment.

VivoPower has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for a public offering of its ordinary shares. Before you invest in the public offering, you should read the prospectus in that registration statement and other documents VivoPower has filed with the SEC for more complete information about the issuer and the public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, VivoPower or Chardan, the placement agent for the public offering, will arrange to send you the prospectus if you request it by emailing shareholders@vivopower.com or prospectus@chardan.com.

About BitGo

BitGo is the leading infrastructure provider of digital asset solutions, delivering custody, wallets, staking, trading, financing, and settlement services from regulated cold storage. Since our founding in 2013, we have focused on enabling our clients to securely navigate the digital asset space. With a large global presence through multiple regulated entities, BitGo serves thousands of institutions, including many of the industry’s top brands, exchanges, and platforms, as well as millions of retail investors worldwide. As the operational backbone of the digital economy, BitGo handles a significant portion of Bitcoin network transactions and is the largest independent digital asset custodian, and staking provider, in the world. For more information, visit www.bitgo.com.

About VivoPower

VivoPower International PLC (NASDAQ: VVPR) is undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. An award-winning global sustainable energy solutions B Corporation, VivoPower has two business units, Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

Media Contact

press@bitgo.com

VivoPower International PLC

media@vivopower.com

VivoPower Advances US$200 Million Tembo Transaction Following Completion of Second Phase of Due Diligence by Energi Holdings

Energi Holdings proposes to acquire 51% of Tembo based on a total enterprise value of US$200 million

Parties now agree to work towards negotiating binding transaction documents with a view to early closing

Board concurrently evaluating special dividends and/or capital return to shareholders

LONDON, June 03, 2025 (GLOBE NEWSWIRE) — VivoPower International PLC (NASDAQ: VVPR, “VivoPower” or the “Company”) today announced that Energi Holdings Limited (“Energi”) has advised the Company of the completion of the second phase of due diligence in connection with the previously disclosed Tembo proportional acquisition at a total enterprise value of US$200 million.

Energi, headquartered in Abu Dhabi, is a global energy solutions company with US$1 billion in annual revenues and operations spanning the Middle East, Africa, South Asia, Europe, and Southeast Asia (Energi).

Consequently, both parties now agree to work towards negotiating a final transaction structure and binding transaction documents with a view to an early closing. In addition, the parties have agreed that completion of the Tembo merger with Cactus Acquisition Corp. 1 Ltd (CCTSF) with the intention to complete a separate public listing of Tembo is in the best interests of both parties.

In accordance with previous announcements, the VivoPower board will concurrently evaluate the optimal use of investment proceeds, which may include the return of capital or the payment of a special dividend to shareholders.

About VivoPower

VivoPower International PLC (NASDAQ: VVPR) is undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. An award-winning global sustainable energy solutions B Corporation, VivoPower has two business units, Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

Disclaimer

There can be no assurance that these discussions will lead to a definitive agreement or that any potential transaction will be consummated. The Company reserves the right to terminate discussions at any time and for any reason, without liability. Consequently, there is no assurance that any return of capital or special dividends will be forthcoming. Furthermore, the record date is subject to change.

Contact

Shareholder Enquiries

shareholders@vivopower.com

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VivoPower (the “Company”) has filed a registration statement (including a prospectus) with the SEC for a public offering of its ordinary shares. Before you invest in the public offering, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and the public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or Chardan will arrange to send you the prospectus if you request it by emailing shareholders@vivopower.com or prospectus@chardan.com.

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